Exhibit 10.17

Merisant Company 2 SARL

Avenue Jean-Jacques Rousseau 7

2000 Neuchatel

Switzerland

June 10, 2019

Albert Manzone

Dorfstrasse 3

Ch-8802 Kilchberg

Dear Albert:

I write to memorialize changes to your offer letter dated January 25, 2016 (“Offer Letter”), as amended by an amendment dated July 1, 2017 (“Amendment”) and the November 4, 2018 letter (“2018 Amendment Letter”) in this letter (“3rd Amendment”). This 3rd Amendment will become effective on July 1, 2019, and except as otherwise provided herein, the terms of the Offer Letter, Amendment and 2018 Amendment Letter will remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Offer Letter or the Amendment, as applicable (if, in the event of a conflict, the meaning set forth in the Offer Letter shall govern).

The changes in the above-referenced documents are as follows:

1)	Effective July 1, 2019, the first paragraph of Exhibit B to the Amendment shall be amended as follows:

Flavors Holdings Inc. (the “Company”) would like to reward your continued future service as an employee, officer or director of the Company, the Employer, or any subsidiary or affiliate thereof (collectively “Employee”), by granting you the right to earn a one-time bonus payable in connection with a future Company Sale. Specifically, if you continue to remain an Employee through the closing date of the Company Sale, the Employer or a subsidiary shall pay you a one-time cash bonus equal to $1,500,000 (the “Transaction Bonus”) on or within five days following the closing date of such Company Sale. Notwithstanding the foregoing if a Company Sale is not consummated on or prior to December 31, 2020, then this Exhibit B letter agreement (the “Agreement”) shall terminate without any payment of the Transaction Bonus. For the avoidance of doubt, you shall only be entitled to the Transaction Bonus on the first occurrence of a Company Sale and not on any subsequent Company Sale. If you are still employed and in good standing and have not given notice of your resignation of employment, you shall be paid a one-time retention bonus of $500,000 on June 30, 2020 (the “Retention Bonus”) provided that the amount of the Retention Bonus paid, if any, shall reduce dollar for dollar the amount of the Transaction Bonus. For the avoidance of doubt, this Retention Bonus and Transaction Bonus obligation does not transfer to the buyer in the event of a Company Sale.

2)	Effective July 1, 2019, in the Amendment, the definition of “Specified Amount” in Exhibit B, Section 2(b) shall be deleted.

3)	Effective July 1, 2019, in the Amendment and in the 2018 Amendment Letter, the definition of “Transaction Proceeds” in Exhibit B, Section 2(c) shall be deleted.

4)	Effective July 1, 2019, the 2018 Amendment Letter, references to June 30, 2019 in sections 3(a) and 3(b) shall be deleted and replaced with December 31, 2020.

We look forward to continuing our mutually beneficial relationship.

Very truly yours

By:	/s/ Paul G. Savas

Please indicate your acceptance of this 3rd Amendment by signing in the space below and returning a signed original amendment to me.

Accepted:	/s/ Albert Manzone	Date:	June 10, 2019
Albert Manzone